FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206847-03

NEW ISSUE CMBS:  $822.123mm MORGAN STANLEY BofA MERRILL LYNCH SERIES 2016-C31

CO-LEAD MANAGERS & BOOKRUNNERS:  BofA Merrill Lynch, Morgan Stanley and UBS Securities LLC

CO-MANAGERS:  KeyBanc Capital Markets and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CLASS	Moody’s/Fitch/KBRA	SIZE($MM)	Spread	CPN	$PRICE	YIELD
X-A	Aaa(sf)/AAAsf/AAA(sf)	$667.230	T+250	1.472	10.03017	4.1773

EXPECTED SETTLEMENT:	On or about 11/14/16
B&D:	BofAML
Pricing Speed:	100 CPY

POOL BALANCE:	$953,186,169
NUMBER OF LOANS/PROPERTIES:	60/101
WA MORTGAGE INT. RATE:	4.3408%
WA CUT-OFF LTV:	63.3%
WA UW NCF DSCR:	1.78
WA UW NOI DEBT YLD:	11.0%
WA ORIG TERM TO MATURITY:	117
WA ORIG AMORTIZING TERM:	352
TEN LARGEST LOANS:	49.7%
LOAN SELLERS:	MS (34.3%), BANA (22.5%), UBS (18.5%), KEY (16.4%), SMC (8.2%)
TOP 5 STATES:	FL(11.2%), CA(9.8%), OH(8.8%), TX(8.1%), NJ(7.3%)
TOP 5 PROPERTY TYPES:	OF(40.1%), RT(34.5%), HT(14.9%), SS(6.0%), MU(2.8%)

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	Rialto Capital Advisors, LLC
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
TRUST ADVISOR:	Park Bridge Lender Services LLC
INITIAL CNTRLG CLASS REP:	Rialto

EXPECTED SETTLEMENT:	On or about 11/14/16

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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